Exhibit 99.1

TRIBUNE PUBLISHING ANNOUNCES CORPORATE REBRANDING, CHANGES NAME TO TRONC

Rebranding With Content Curation and Visualization Focus to Benefit 60 Million Digital Users

tronc to Begin Trading on Nasdaq on June 20

CHICAGO, June 2, 2016 — Tribune Publishing Co. (NYSE:TPUB) today announced that the Company will change its name to tronc, Inc.,  a content curation and monetization company focused on creating and distributing premium, verified content across all channels. tronc, or tribune online content, captures the essence of the Company’s mission. tronc pools the Company’s leading media brands and leverages innovative technology to deliver personalized and interactive experiences to its 60 million monthly users. The name change will become effective on June 20, 2016.

The Company also announced that it will be transferring its stock exchange listing from the New York Stock Exchange (“NYSE”) to The Nasdaq Global Select Market (“Nasdaq”).  tronc expects its common stock  to begin trading as a Nasdaq-listed security under the new ticker symbol “TRNC” on June 20.

Chairman Michael Ferro said, “Our industry requires an innovative approach and a fundamentally different way of operating.  Our transformation strategy — which has attracted over $114 million in growth capital — is focused on leveraging artificial intelligence and machine learning to improve the user experience and better monetize our world-class content in order to deliver personalized content to our 60 million monthly users and drive value for all of our stakeholders.  Our rebranding to tronc represents the manner in which we will pool our technology and content resources to execute on our strategy.”

Earlier this year, the Company announced a plan to transform its business.  Since then, the Company has made important progress, including:

•                  Reorganizing the business into new operating and reporting units to increase transparency and drive corporate focus.

•                  Launching troncX, our content curation and monetization engine, to combine existing assets with new artificial intelligence (“AI”) technology to accelerate digital growth.  The Company conducted a 30 day pilot of its AI efforts involving 1% of its traffic, delivering a 400% increase in the yield on programmatic revenue.

•                  Partnering with Nant Capital and Dr. Patrick Soon-Shiong to accelerate the transformation from a legacy news company to a technology and content company, including gaining access to over 100 machine vision and artificial intelligence technology patents for news media applications.

As previously announced, Dr. Patrick Soon-Shiong also joined the Company’s Board of Directors today as Vice-Chairman.

“We are pleased to welcome Dr. Patrick Soon-Shiong — a highly-regarded visionary and innovator — to our Board of Directors,” said Ferro. “We will benefit from Dr. Soon-Shiong’s entrepreneurial spirit and strong technology expertise as we aggressively implement the changes necessary to transform the Company and create superior value.”

“I am excited to join the Company as Vice-Chairman during this pivotal moment of transformation and revitalization,” said Dr. Patrick Soon-Shiong.  “Today’s announcement underscores the Board’s commitment to completely transform the Company and the industry to protect the vital role that free speech plays in our communities.  In the wake of significant disruption, it is time to bring the legacy publishing business into the modern era and leverage innovative technology — from machine learning to artificial intelligence — to create long-term sustainability and vitality.”

CEO Justin Dearborn continued, “We are pleased to partner with Nasdaq as our new stock market listing and are thrilled to be joining other leading innovators and technology companies listed on the exchange.  We are confident Nasdaq will provide an ideal trading platform for tronc and cost effective access to a portfolio of tools and services to reach investors.”

“With its transfer to Nasdaq, tronc and its diverse portfolio of journalism and digital services joins the media and technology industries’ most innovative and dynamic leaders listed on the public markets,” said Nelson Griggs, Executive Vice President, Listing Services at Nasdaq.  “We are proud to welcome tronc to the Nasdaq family and look forward to our partnership with the Company and its shareholders as the next phase of its growth strategy begins.”

The Company also plans to launch www.tronc.com, a visual content portal that will curate tronc’s premium content across all of its-award winning brands in one convenient place. The Company’s corporate website and investor relations pages will live within that platform after the transfer to Nasdaq on June 20.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding Tribune Publishing’s expectations regarding the timing of its name change and transfer to Nasdaq, the impact of its rebranding, its long-term growth, and its strategic plan. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “continue,” “business outlook,” “estimate,” “outlook,” or similar expressions constitute forward-looking statements. Differences in Tribune Publishing’s actual results from those described in these forward-looking statements may result from actions taken by Tribune Publishing as well as from risks and uncertainties beyond Tribune Publishing’s control. These risks and uncertainties include competition and other economic conditions including fragmentation of the media landscape and competition from other media alternatives; changes in advertising demand, circulation levels and audience shares; the Company’s ability to develop and grow its online businesses; the Company’s reliance on revenue from printing and distributing third-party publications; changes in newsprint prices; macroeconomic trends and conditions; the Company’s ability to adapt to technological changes; the Company’s ability to realize benefits or synergies from acquisitions or divestitures or to operate its businesses effectively following acquisitions or divestitures; the Company’s success in implementing expense mitigation efforts; the Company’s reliance on third-party vendors for various services; adverse results from litigation, governmental investigations or tax-related proceedings or audits; the Company’s ability to attract and retain employees; the Company’s ability to satisfy pension and other postretirement employee benefit obligations; changes in accounting standards; the effect of labor strikes, lockouts and labor negotiations; regulatory and judicial rulings; the Company’s indebtedness and ability to comply with debt covenants applicable to its debt facilities; the Company’s ability to satisfy future capital and liquidity requirements; the Company’s ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; and other events beyond the Company’s control that may result in unexpected adverse operating results. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including in Item 1A (Risk Factors) of its most recent Annual Report on Form 10-K, in its Quarterly Report on Form 10-Q and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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(TPUB-F)

Investor Contact:	Press Contacts:
Kimbre Neidhart, 469-528-9366	Dana Meyer, 312-222-3308
kneidhart@tribpub.com	dmeyer@tribpub.com

Bryan Locke/Robin Weinberg/Jenny Gore
312-895-4700